Exhibit 10.2
UDEMY, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of June 11, 2025 (the “Effective Date”) by and between Udemy, Inc., a Delaware corporation with its principal place of business at 600 Harrison Street, Third Floor, San Francisco, CA 94107 (the “Company”), and Ozzie Goldschmied, an individual (“Consultant”) (each, a “Party”).

WHEREAS, the Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In particular, the Company desires to retain Consultant to assist with a transition of the Company’s Chief Technology Officer (“CTO”) duties.

WHEREAS, while transitioning the CTO duties, the Company intends to establish a corporate subsidiary in Canada.

WHEREAS, the Company thereafter intends to enter into an employment contract with Consultant to serve as the Company’s CTO.

In consideration of the mutual promises contained herein, the Parties agree as follows:
1.Services and Compensation. Consultant shall perform the services described in Exhibit A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. The Company contemplates that the Services will be provided from June 11, 2025 through the later of (a) August 15, 2025, or (b) the date reasonably necessary to complete the formation of the Company’s Canadian subsidiary and implement the necessary services to employ local personnel (the "Consultation Period”).
2.Commitment to Employment Transition. The Company hereby agrees to transition Consultant to an employee of a Canadian subsidiary following the conclusion of the Consultation Period and pursuant to the terms of an Employment Contract substantively similar to the document attached hereto as Exhibit B. The Parties acknowledge and agree that they shall immediately execute the Employment Contract upon the conclusion of the Consultation Period.
3.Change in Control and Severance. The Parties also acknowledge and agree that, upon the conclusion of the Consultation Period, the Parties shall immediately execute the Change in Control and Severance Agreement attached hereto as Exhibit C. Additionally, the Parties intend that the substantive terms of the Change in Control and Severance Agreement shall also be incorporated into this Consulting Agreement and apply during the Consultation Period (e.g., if the Company terminated this Consulting Agreement for a reason that would constitute a Qualifying Non-CIC or Qualifying CIC Termination under the Change in Control and Severance

Agreement, Consultant shall become entitled to the corresponding payments set forth in the Change in Control and Severance Agreement).
4.Confidentiality
(a)Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business and/or products, research or development of the Company, its affiliates or subsidiaries, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Consultant can establish (i) was publicly known or made generally available prior to the time of disclosure to Consultant; (ii) becomes publicly known or made generally available after disclosure to Consultant through no wrongful action or inaction of Consultant; or (iii) is in the rightful possession of Consultant, without confidentiality obligations, at the time of disclosure as shown by Consultant’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
(b)Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) subject to Consultant’s right to engage in Protected Activity (as defined below), disclose the Confidential Information to any third party without the prior written consent of an authorized representative of the Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section shall continue after the termination of this Agreement.
(c)Other Client Confidential Information. Consultant agrees that Consultant will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any other person or entity with which Consultant has an obligation to keep in confidence. Consultant also agrees that Consultant will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
(d)Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
5.Ownership
(a)Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.
(b)Pre-Existing Materials. Subject to Section 5(b), Consultant will provide the Company with prior written notice if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest, prior to, or separate from, performing the Services under this Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty- free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company’s prior written permission.
(c)Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
(d) Maintenance of Records. Consultant agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Consultant (solely or jointly with others) during the term of this Agreement, and for a period of three (3) years thereafter. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that is customary in the industry and/or otherwise specified by the Company. Such records are and remain the sole property of the Company at all times and upon Company’s request, Consultant shall deliver (or cause to be delivered) the same.
(e)Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions. Consultant further agrees that Consultant’s obligations under this Section shall continue after the termination of this Agreement.
(f)Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 5(a), then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.
6.Conflicting Obligations. Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement. In light of the unique and specialized nature of Consultant’s services, Consultant may not subcontract the performance of any Services without the prior written permission of the Company.
7.Return of Company Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property, those records maintained pursuant to Section 5(d) and any reproductions of any of the foregoing items that Consultant may have in Consultant’s possession or control.
8.Term and Termination.
(a)Term. The term of this Agreement will begin on the Effective Date and will continue until the earlier of (i) the final date of the Consultation Period, or (ii) termination as provided in Section 8(b). This term may be extended if the Parties mutually agree in writing.
(b)Termination. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement, which expressly includes but is not limited to the following provisions: Section 4 (Confidentiality) and Section 10 (Protective Covenants).
(c)Survival. Upon any termination, all rights and duties of the Company and Consultant toward each other shall cease, except (i) the Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of this Agreement and (ii) the following sections of this Agreement will survive termination or expiration of this Agreement in accordance with their terms: Section 4 (Confidentiality), Section 5 (Ownership), Section 6 (Conflicting Obligations), Section 7 (Return of Company Materials), Section 8 (Term and Termination), Section 9 (Independent Contractor; Benefits), Section 10 (Protective Covenants), Section 12 (Arbitration and Equitable Relief), and Section 13 (Miscellaneous).

9.Independent Contractor; Benefits
(a)Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company during the period of the consultancy. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.
(b)Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits. Nothing in this Section 9(b) shall be construed to deny Consultant any benefits to which he or she would otherwise remain entitled to as a consequence of his or her former employment with the Company including, without limitation, Consultant’s equity-based incentive awards, which shall remain outstanding and continue vesting during the term of this Agreement.
10.Protective Covenants
(a)No Soliciting Customers. Consultant agrees that, from the Effective Date through the end of the term of the Consulting Agreement, Consultant will not contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any Customer for the purposes of conducting business that is competitive or similar to that of the Company or for the purpose of disadvantaging the Company’s business in any way. “Customer” shall mean all persons or entities that have used or inquired of the Company’s services at any time during the two-year period preceding the Separation Date. Consultant acknowledges and agrees that the Customers did not use or inquire of the Company’s services solely as a result of Consultant’s efforts, and that the efforts of other Company personnel and resources are responsible for the Company’s relationship with the Customers. Consultant further acknowledges and agrees that the identity of the Customers is not readily ascertainable or generally discoverable through public sources, and that the Company’s list of Customers was cultivated with great effort and secured through the expenditure of considerable time and money by the Company.

(b)No Soliciting Employees. Consultant agrees that, from the Effective Date through the end of the term of the Consulting Agreement, Consultant will not directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the Company to leave their employment with the Company, nor will Consultant contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company.
(c)No Interference with Business. Consultant agrees that, from the Effective Date through the end of the term of the Consulting Agreement, whether Consultant resigns voluntarily or is terminated by the Company involuntarily, Consultant will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the two year period preceding the Separation Date, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall Consultant otherwise knowingly interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.
(d)No Competing. Consultant agrees that, from the Effective Date through the end of the term of the Consulting Agreement, Consultant will not, without the prior written consent of the Company: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended); (ii) directly or indirectly own, purchase, or organize; or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work, or consult for or otherwise join, participate in, or affiliate himself with, any business whose business, products, or operations are in any respect involved in the Covered Business. For purposes of this Consulting Agreement, “Covered Business” shall mean any business of the Company or its affiliates as conducted as of the Effective Date or contemplated to be conducted prior to the end of the term of the Consulting Agreement. The foregoing provision shall cover Consultant’s activities in every part of the Territory. For purposes of this Consulting Agreement, “Territory” shall mean (i) all counties in the State of California; (ii) all other states of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of the Consulting Agreement; and (iii) any other countries from which the Company maintains non-trivial operations or facilities, provided goods or services, had customers, or otherwise conducted business at any time during Consultant’s employment or service with the Company. Should Consultant obtain other employment or perform services for other entities prior to the end of the term of the Consulting Agreement, Consultant agrees to provide written notification to the Company as to the name and address of Consultant’s new employer, the position that Consultant expects to hold, and a general description of Consultant’s duties and responsibilities, at least ten (10) business days prior to starting such employment or service.
11.LIMITATION OF LIABILITY. IN NO EVENT SHALL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST

PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.
12.Arbitration and Equitable Relief
(a)Arbitration. In consideration of Consultant’s consulting relationship with the Company, its promise to arbitrate all disputes related to Consultant’s consulting relationship with the Company and Consultant’s receipt of the compensation and other benefits paid to Consultant by Company, at present and in the future, Consultant agrees that any and all controversies, claims, or disputes with anyone (including Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise), arising out of, relating to, or resulting from Consultant’s consulting or other relationship with the Company or the termination of Consultant’s consulting or other relationship with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the federal arbitration Act and pursuant to the Arbitration provisions set forth in California Code of Civil Procedure Sections 1280 through 1294.2 (the “CCP ACT”) and pursuant to California law. CONSULTANT MAY BRING A PROCEEDING AS A PRIVATE ATTORNEY GENERAL AS PERMITTED BY LAW. THE FEDERAL ARBITRATION ACT GOVERNS THIS AGREEMENT AND SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE CCP ACT AND CALIFORNIA LAW. CONSULTANT AGREES TO ARBITRATE ANY AND ALL COMMON LAW AND/OR STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER THE CALIFORNIA LABOR CODE, CLAIMS RELATING TO EMPLOYMENT OR INDEPENDENT CONTRACTOR STATUS, CLASSIFICATION, AND RELATIONSHIP WITH THE COMPANY, AND CLAIMS OF BREACH OF CONTRACT, EXCEPT AS PROHIBITED BY LAW. CONSULTANT ALSO AGREES TO ARBITRATE ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THE INTERPRETATION OR APPLICATION OF THIS AGREEMENT TO ARBITRATE, BUT NOT TO DISPUTES ABOUT THE ENFORCEABILITY, REVOCABILITY OR VALIDITY OF THIS AGREEMENT TO ARBITRATE OR ANY PORTION HEREOF OR THE CLASS, COLLECTIVE AND REPRESENTATIVE PROCEEDING WAIVER HEREIN. WITH RESPECT TO ALL SUCH CLAIMS AND DISPUTES THAT CONSULTANT AGREES TO ARBITRATE, CONSULTANT HEREBY EXPRESSLY AGREES TO WAIVE, AND DOES WAIVE, ANY RIGHT TO A TRIAL BY JURY. Consultant further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.
(b)Procedure. CONSULTANT AGREES THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”) PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”), WHICH ARE AVAILABLE AT http://www.jamsadr.com/rules- employment-arbitration/. CONSULTANT AGREES THAT THE USE OF THE JAMS RULES DOES NOT CHANGE CONSULTANT’S CLASSIFICATION TO THAT OF AN EMPLOYEE. TO THE CONTRARY, CONSULTANT REAFFIRMS THAT CONSULTANT IS AN INDEPENDENT CONTRACTOR. CONSULTANT AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION AND MOTIONS TO DISMISS AND DEMURRERS APPLYING THE STANDARDS SET FORTH UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. CONSULTANT AGREES THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. CONSULTANT ALSO AGREES THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY WHERE PROVIDED BY APPLICABLE LAW. CONSULTANT AGREES THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF. CONSULTANT AGREES THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE AND THE CALIFORNIA EVIDENCE CODE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. CONSULTANT FURTHER AGREES THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN THE CITY AND COUNTY OF SAN FRANCISCO, CALIFORNIA.
(c)Remedy. EXCEPT AS PROVIDED BY THE CCP ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN CONSULTANT AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE CCP ACT AND THIS AGREEMENT, NEITHER CONSULTANT NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.
(d)Availability of Injunctive Relief. IN ACCORDANCE WITH RULE 1281.8 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE PARTIES AGREE

THAT ANY PARTY MAY ALSO PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF ANY AGREEMENT REGARDING INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION OR NONINTERFERENCE. IN THE EVENT EITHER PARTY SEEKS INJUNCTIVE RELIEF, THE PREVAILING PARTY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES.
(e)Administrative Relief. CONSULTANT UNDERSTANDS THAT EXCEPT AS PERMITTED BY LAW THIS AGREEMENT DOES NOT PROHIBIT CONSULTANT FROM PURSUING CERTAIN ADMINISTRATIVE CLAIMS WITH LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODIES OR GOVERNMENT AGENCIES SUCH AS THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE CONSULTANT FROM BRINGING ANY ALLEGED WAGE CLAIMS WITH THE DEPARTMENT OF LABOR STANDARDS ENFORCEMENT. LIKEWISE, THIS AGREEMENT DOES PRECLUDE CONSULTANT FROM PURSUING COURT ACTION REGARDING ANY ADMINISTRATIVE CLAIMS, EXCEPT AS PERMITTED BY LAW.
(f)Voluntary Nature of Agreement. CONSULTANT ACKNOWLEDGES AND AGREES THAT CONSULTANT IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. CONSULTANT FURTHER ACKNOWLEDGES AND AGREES THAT CONSULTANT HAS CAREFULLY READ THIS AGREEMENT AND THAT CONSULTANT HAS ASKED ANY QUESTIONS NEEDED FOR CONSULTANT TO UNDERSTAND THE TERMS, CONSEQUENCES AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT CONSULTANT IS WAIVING CONSULTANT’S RIGHT TO A JURY TRIAL. FINALLY, CONSULTANT AGREES THAT CONSULTANT HAS BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF CONSULTANT’S CHOICE BEFORE SIGNING THIS AGREEMENT.
13.Miscellaneous
(a)Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.
(b)Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.
(c)Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties. Consultant represents and warrants that Consultant is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement shall control unless otherwise expressly agreed by the Parties in such exhibit or schedule.
(d)Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
(e)Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.
(f)Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
(g)Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section.
If to the Company, to:
Udemy, Inc.
600 Harrison Street, Third Floor
San Francisco, CA 94107, United States
Attention: General Counsel
If to Consultant, to:
Ozzie Goldschmied

28 Sandringham Drive
North York, Ontario M5M 3G3, Canada
(h)Attorneys’ Fees. In any court action at law or equity that is brought by one of the Parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing Party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that Party may be entitled.
(i)Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.
(j)Protected Activity Not Prohibited. Consultant understands that nothing in this Agreement shall in any way limit or prohibit Consultant from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission (“Government Agencies”). Consultant understands that in connection with such Protected Activity, Consultant is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Consultant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Pursuant to the Defend Trade Secrets Act of 2016, Consultant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

OZZIE GOLDSCHMIED	UDEMY, INC.
/s/ Ozzie Goldschmied_______________	/s/ Hugo Sarrazin____________________
Hugo Sarrazin President and CEO, Udemy, Inc.
DATE: June 9, 2025	DATE: June 9, 2025

EXHIBIT A
SERVICES AND COMPENSATION
1.     Contact
Consultant’s principal Company contact:
Name: Hugo Sarrazin, President and CEO
Email: [* * *]
2.          Services
On June 11, 2025, the Consultant will begin providing Services which will include the following:
Overseeing the Company’s Product, Design, and Engineering functions, and any other services as determined by Hugo Sarrazin during the Consulting Period.
3.          Compensation
The Company will pay Consultant a cash consulting fee of $39,166.67 USD per month, pro-rated for partial months (as applicable) and payable in arrears within thirty (30) days following the end of each calendar month.
In addition, it will be recommended to the Company’s Board of Directors or a committee of the Board of Directors that the Company grant you Restricted Stock Units covering 645,000 shares of the Company’s common stock (the “RSUs”). You will be scheduled to vest in one-third of the RSUs 12 months after the date the RSUs are granted (which the Parties anticipate will occur on or before July 15, 2025, subject to continued service with the Company or one of its subsidiaries. No RSUs will vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining RSUs will vest in equal quarterly installments over the next 24 months of continuous service, subject to your continued service with the Company or one of its subsidiaries through each vesting date. This RSU grant will otherwise be subject to the terms and conditions of the Company’s equity incentive plan and RSU agreement in effect at the time of grant. No right to any shares of Udemy common stock issuable pursuant to the RSU grant will be earned or accrued until such time that vesting occurs, nor does this grant confer any right to continue vesting or service with the Company or its subsidiaries. You shall cease to be eligible to receive RSUs as soon as you cease to be a service provider to the Company or its subsidiaries (without regard to any statutory, “common law,” or contractual notice period) subject only to the minimum requirements of the Employment Standards Act, 2000 (as amended) (the “ESA”). For greater certainty, unless otherwise mandated by the ESA, no notice period, whether by the Company as notice of termination (or which a court or tribunal determines ought to have been given by the Company), shall extend your eligibility to receive RSUs or to receive compensation or damages for the loss of any RSUs or the opportunity to earn or receive such RSUs.

EXHIBIT B
EMPLOYMENT CONTRACT
[DATE - Estimated August 15, 2025]

Dear Ozzie Goldschmied:

Re: Employment Agreement with Udemy Canada (“Udemy” or the “Company”)

On behalf of Udemy, I am pleased to make the following offer of employment to you on the terms and conditions set out in this Agreement (the “Agreement”), and in our policies that may be implemented and amended from time to time. Your signature in the space provided at the end of this document indicates your acceptance of this offer of employment on the terms and conditions set out below. Please review this agreement carefully as it contains terms that govern how your employment with the Company may be terminated as well as restrictive covenants that will continue after your employment ends (for any reason).
Even though you will now be directly employed by Udemy, and no longer providing services to us as an independent contractor, and although this employment agreement can be considered consideration in and of itself, for the avoidance of any doubt, the Company will pay you a one-time signing bonus of $1,000 CAD as additional consideration for entering into this Agreement according to the terms and conditions below.
1.Start Date: You will commence employment with the Company on [Date - Estimated August 15, 2025] (“Start Date”). The Company acknowledges that you have been providing services as an independent contractor since June 11, 2025 (“Initial Start Date”) and will recognize your service with the Company as having commenced on the Initial Start Date.
2.Position and Duties: You will hold the position of Chief Technology Officer reporting to Hugo Sarrazin.
You agree to perform your duties in a faithful and diligent manner, to the best of your ability. You also agree to devote all of your business time, attention, skill and effort exclusively to the Company’s business at all times in compliance with the policies, procedures, directions and instructions given to you by the Company. Similar work of any nature elsewhere or participation in any business similar to or competitive with the Company is not permitted unless approved by the Company in writing. You acknowledge and agree that you owe a duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act or omission and to make no statement, oral or written, which would injure the Company’s business, interests or reputation.

3.Salary: Your (gross) annual salary will be $649,348.57 CAD1, less regular withholdings and any applicable insurance or benefit premiums.
You will be paid on a pro-rated basis through direct deposit in accordance with the Company’s regular payroll schedule. Any future wage increases will be entirely at the Company’s discretion, and an increase in any given year does not imply or guarantee an increase in any subsequent year(s).
4.Bonus or Incentive: In your position, you will be eligible to be considered by the Company for the award of a bonus with an annual target of 70% of your annual base salary (the “Target Bonus”). If the Target Bonus or any portion thereof is awarded to you, it shall be paid in cash.
The purpose of bonuses is to reward employees for their contributions to the Company and to retain talent. The award of this bonus and the amount of a bonus, if one is awarded, shall be determined by the Company’s board of directors. The payment of a bonus in one year or in a series of years does not imply or guarantee that you will continue to receive a bonus in future year(s), nor does it imply or guarantee the amount of any such future bonus(es), if awarded.
Since such bonuses are designed to reward employees for actual contributions to the performance of the Company and to retain employees, you shall cease to be eligible to receive a bonus as soon as you give notice of resignation or your active employment ends (without regard to any statutory, “common law,” or contractual notice period) subject only to the minimum requirements of the Employment Standards Act, 2000 (as amended) (the “ESA”). For greater certainty, unless otherwise mandated by the ESA, no notice period, whether given by you as notice of resignation or by the Company as notice of termination (or which a court or tribunal determines ought to have been given by the Company), shall extend your eligibility to receive a bonus or to receive compensation or damages for the loss of any bonus(es) or the opportunity to earn or receive such bonus(es).
For purposes of calculating any bonus during your first year of employment, you will be given service credit from the Initial Start Date.
5.Initial Grant of Stock: Reference is made to the grant of restricted stock units (the “RSUs”) previously granted to you by Udemy, Inc. (“Parent”) pursuant to that certain consulting agreement, dated June 11, 2025 (the “Consulting Agreement”). If you accept the offer of employment from the Company, the RSUs will continue to vest in accordance with their terms, subject to continued service with Parent or a subsidiary of Parent (including the Company). No RSUs will vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. This RSU grant will otherwise be subject to the terms and conditions of Parent’s equity incentive plan and RSU agreement in effect at the time of grant. No right to any shares of Parent common stock issuable pursuant to the RSU grant will be earned or accrued until such time that vesting occurs, nor does this grant confer any right to continue vesting or employment with the
1 Calculated based on the board-approved rate of $470,000 USD converted to CAD using the exchange rate effective as of the close of business May 30, 2025: .72366.

Company or its subsidiaries. You shall cease to be eligible to receive RSUs as soon as your active employment ends (without regard to any statutory, “common law,” or contractual notice period) subject only to the minimum requirements of the ESA. For greater certainty, unless otherwise mandated by the ESA, no notice period, whether by the Company as notice of termination (or which a court or tribunal determines ought to have been given by the Company), shall extend your eligibility to receive RSUs or to receive compensation or damages for the loss of any RSUs or the opportunity to earn or receive such RSUs.
6.Future Grants of Stock: You will be eligible to receive additional equity or other long-term incentive awards pursuant to any plans or arrangements Parent may have in effect from time to time. Parent’s board of directors (the “Board”) will determine in its discretion whether you will be granted any such awards and the terms of any such awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. Your eligibility for such awards will begin in 2026 subject to such awards being made by the Board during its normal executive compensation review cycle with the terms and amounts of awards to be made to you consistent with the methodology applied to Parent’s senior executives.
7.Benefits: The Company does not currently have a group benefits plan and therefore will provide you with a monthly stipend of $1,000 CAD so that you can purchase your own supplemental coverage. If and when the Company does implement a group benefits plan, you will no longer be eligible for this stipend but will be eligible to enroll in the Company’s group benefits plan in accordance with the written terms set out in the benefit booklet that will be distributed to you, and subject to the terms of the contract with the insurer. However, the Company’s group benefits plan may be amended or suspended, in whole or in part, at any time and from time to time by the Company, without providing any prior notice (or if applicable legislation such as the ESA requires any notice to be provided to affected employees, then by providing only the minimum amount of notice required by such legislation).
8.Vacation: The Company offers a flexible time off policy pursuant to which you can take a reasonable amount of paid time away from the office for vacation, illness, family emergencies, etc., as necessary; provided, that you will always be entitled to the minimum amount of vacation time prescribed by the ESA. Vacation time must be taken at times approved by your direct supervisor, in writing, and in accordance with the Company’s vacation policy and practices.
Your salary above is deemed inclusive of vacation pay. You will be entitled to vacation pay if and only if the value of your recorded weeks of paid vacation is less than the minimum amount of vacation pay required under the ESA.
In the event you resign or your employment is terminated for just cause, the Company will not ‘buy out’ any of your unused vacation time, but it will pay to you any accrued but unpaid statutory vacation pay in accordance with the ESA.
9.Hours of Work & Overtime:
Although your core hours of work will be 9:00 a.m. to 5:00 p.m., Monday through Friday, you agree that your hours of work will ultimately be those hours required to carry out your duties and responsibilities. You agree to work in excess of your regular daily hours of work when required by the Company. You understand and agree that, due to the nature of your duties with the Company, some or all of the parts of the ESA that regulate breaks, maximum hours of work, and entitle some employees to overtime pay may not apply to you. The Company reserves the right to alter your work schedule to meet changing business needs, and you agree that it may do so by providing you with only the minimum amount of notice (if any) required by the ESA to make such changes.
In your position, you are considered exempt from overtime pay in accordance with the rules established in the ESA, which shall continue to be the case until, in light of the nature of your duties and responsibilities, the Company determines that you are no longer eligible for overtime and informs you of this in writing.
In order to perform the administrative tasks related to this position, you may be required to set-up a home office and/or to work from the Company’s offices and/or coworking spaces. The home office space should be of adequate size to perform your duties and for the storage of pertinent files and materials used in your day to day work. It is estimated that work will be required from your home office operations. Work may be required from your home office approximately 40% of the time and travel (including but not limited to possible travel to Udemy’s office located at [ADDRESS OF UDEMY CANADA - To be Determined]) approximately 60% of the time. This will be reflected on your T2200 form at the end of the financial year. The Company will not reimburse the costs related for the set-up or maintenance of the home office.
10.Restrictions on Employment: You represent to the Company that you are under no restrictions or prohibitions, including any owed to another employer, that prevent you from lawfully fulfilling your duties and responsibilities under this employment contract.
11.Previous Employment: You acknowledge and agree that the Company has not induced you to leave your current employment. You further acknowledge and agree that any service with any of your other or previous employers will not be recognized by the Company for any purpose.
12.Ability to Work in Canada: The offer of employment from the Company will be conditional upon you being able to lawfully work in Canada. Moreover, your ongoing employment shall remain conditional upon you being able to lawfully work in Canada, failing which you agree that the Company may terminate your employment without notice or pay in lieu of notice, subject only to the minimum requirements of the ESA (if any).
13.Ability to Travel: The offer of employment from the Company will be conditional upon you being able to lawfully travel outside of Canada, particularly to the United States of America. Moreover, your ongoing employment shall remain conditional upon you being able to lawfully travel outside of Canada, failing which you agree that the Company may terminate your employment without notice or pay in lieu of notice, subject only to the minimum requirements of the ESA (if any).
14.Company Policies: You shall comply with all of the Company’s policies and procedures, including any updated and amended versions of them. The Company reserves the right to implement new policies or remove or modify existing policies without providing any prior notice (or if the ESA requires any notice to be provided to affected employees, then by providing only the minimum amount of notice required by the ESA).

15.Severance and Change in Control Benefits: In connection with executing the employment agreement with the Company, you will also enter into a Change in Control and Severance Agreement.
16.Termination of Employment: Your employment may be terminated in the following manner and circumstances:
(a)by you, by giving the Company at least thirty (30) days of written notice;
(b)by the Company, without any notice or pay in lieu of notice, if the Company has just cause to terminate your employment provided, however, that in the event you are entitled to notice (or pay in lieu of notice), benefits coverage continuation, severance pay and/or any other requirements under the ESA even though the Company has just cause to terminate your employment at common law, you will still receive the minimum entitlements required by that Act (but no more than that); or,
(c)by the Company without cause, by providing you with the entitlements set out in the Change of Control and Severance Agreement, subject to the Statutory Compliance & Savings Clause herein.
17.Statutory Compliance & Saving Clause: The parties, and especially the Company, intend to comply with all applicable employment-related legislation, which may change from time to time. If there are any obligations that are required under the applicable employment-related legislation that require payments or benefits not described in this Agreement, then the Company will comply with those obligations, but you shall receive no more than what was necessary to achieve such compliance.
18.Conflicts of Interest/Outside Activities: During your employment with the Company, you shall not, without the Company’s prior written consent, be employed, engaged, or connected, in any capacity, with another entity that is in competition with the Company. You shall not use any of the Company’s property or resources except as is required in the performance of your employment duties.
19.Confidentiality: Except as is required in the performance of your employment duties, you shall not at any time, during or after your employment, use or disclose any of the Company’s information that is of a secret, proprietary, confidential or generally undisclosed nature, which information relates to the Company’s, or any of the Company’s affiliates’, non-public financial and accounting information, methods of conducting and obtaining business, customer contracts; customer purchasing preferences; business development opportunities; pricing, including customer discounts; sales and profit margins; personnel matters, and internal corporate policies and procedures (collectively the “Confidential Information”).
You acknowledge and agree that any unauthorized use or disclosure of any Confidential Information may justify the termination of your employment without notice or pay in lieu of notice, subject only to the minimum requirements of the ESA (if any).
You also agree that it will be an essential term and condition of your employment that, from time to time, you must execute and abide by non-disclosure and confidentiality agreements in favour of the Company’s customers and business partners in order to carry out your work.

You acknowledge and understand that the Company has no interest in, and will not accept disclosure by you of, any confidential information that belongs to a previous employer or other third party. You understand and agree that you are strictly prohibited from ever disclosing any confidential information of a previous employer or any third party to the Company or any employees of the Company.
20.Intellectual Property: You agree that all inventions and other intellectual property, whether or not patented or patentable, trade secrets or works in which copyright may exist, including but not limited to inventions, designs, ideas, discoveries, works, creations, developments, programs, software, schematics, codes, drawings, sketches, specifications, compilations of information, analysis, experiments, studies, data, formulae, methods, processes, techniques, prototypes, products, samples, equipment, and/or tools and machines (collectively the “Intellectual Property”), that you develop or create while employed with the Company, or as a result of your employment with the Company, are the exclusive property of the Company and its successors and assigns. You agree to assist the Company, without charge, with any steps to apply for, record, register or enforce rights in such Intellectual Property while employed, and to do so after ceasing employment without payment other than expenses. You irrevocably waive in favour of the Company and its successors and assigns any “moral rights”, including without limitation, rights to control use or attribution by the Company of any work created by you in which copyright exists.
21.Work Product: You agree that all documents, computer files, and data that you develop or create in the course of your employment with the Company, including but not limited to spreadsheets, reports, presentations and journals (collectively the “Work Product”), are the exclusive property of the Company, and you waive any rights that you might otherwise have in them.
22.Restrictive Covenants:
(a)Non-Solicitation of Customers: During your employment and for a period of six (6) months after your employment ends, regardless of the reason why it ended, you shall not, without the Company’s prior written authorization, solicit any person, partnership, co-operative, government, or corporation with whom you had material business contact as a customer of the Company during the twelve (12) months immediately preceding your last active day of employment, to encourage such customer to purchase any products or services of the kind that you were responsible for selling or delivering to such customers on behalf of the Company, or any substitutes for those products or services, from anyone other than the Company.
(b)Non-Solicitation of Personnel: During your employment and for a period of twelve (12) months after your employment ends, regardless of the reason why it ended, you shall not, without the Company’s prior written authorization, hire away any of the Company’s employees or consultants, or otherwise encourage them to end their relationship with the Company.
23.Return of the Company’s Property: At the end of your employment, or at any other time upon the Company’s request, you shall immediately return all property belonging to the Company, including any keys, access cards, manuals, reports, sales data, and other documents or data.
24.Expenses: You will be reimbursed for all reasonable business expenses actually and properly incurred by you from time to time in connection with carrying out your duties and responsibilities to the Company and in accordance with our policies. Our current policies require provision of original copies of all invoices and/or statements in respect of which you seek reimbursement.
25.Survivability: For greater certainty, your obligations under the sections titled “Confidentiality”, “Intellectual Property”, “Work Product”, “Restrictive Covenants” and “Return of Company Property” shall survive the termination of this employment contract and your employment with the Company, however occasioned.
26.Statutory Deductions, etc.: All of the compensation, benefits, and payments provided for in this employment contract shall be subject to normal and applicable statutory deductions and withholding.
27.Changes: The Company may, as it deems necessary or advisable in its sole discretion, amend any aspect or eliminate entirely the group insurance, or any other plans that may be in effect from time to time. You expressly agree that such reduction, alteration, amendment or elimination, shall not constitute a termination of your employment, a breach of this Agreement or constructive dismissal.
28.Accessibility for Ontarians with Disabilities: The Company is committed to improving accessibility for Ontarians with disabilities and to ensuring that all of our employees have the support and the tools they need to succeed. We have developed policies relating to human rights, accessibility and accommodation, and provide all our employees with training on the Accessibility for Ontarians with Disabilities Act, 2005, either during orientation and/or on an ongoing basis. If you feel you need accommodation in relation to a disability, or have a question or concern about our policies, please speak to Human Resources.
29.Employment Standards Act, 2000 Poster: To help ensure that employees understand their rights under the Employment Standards Act, 2000, the Ontario Ministry of Labour has prepared and published a poster entitled “Employment Standards in Ontario”, a copy of which is enclosed. Additional copies may be obtained here https://files.ontario.ca/mltsd-employment-standards-poster-en-2020-09-08.pdf
30.Entire Agreement: This Agreement together with any enclosures, agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement.
31.Modification: Any modification to this employment contract must be in writing and signed by your supervisor (Udemy’s President and CEO), or it shall have no effect and shall be void. Unless the Company agrees, in writing, to amend, replace or cancel this employment contract, it shall remain in full force and effect throughout your employment with the Company, regardless of any changes to your title, position, duties, level of responsibility, and location.
32.Severability and Waiver: If any part of this Agreement is found by a court of competent jurisdiction to be void, illegal or otherwise unenforceable, that part shall be severed from this Agreement and the rest of the Agreement shall remain in full force and effect. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.
33.Assignment: You may not assign any of your rights under this employment contract. However, the Company may assign any or all of its rights to any affiliated company or subsequent owner of the Company’s business, who will have the right to enforce this employment contract to the same extent as the Company.
34.Governing Law: This employment contract shall be governed by and construed in accordance with the laws of the Province of Ontario.
35.Independent Legal Advice:    You acknowledge that you have read, understand and agree with all of the provisions of this employment contract, and you have had sufficient opportunity to obtain independent legal advice about it.
Please indicate your acceptance of its terms and conditions by signing and returning the enclosed copy of this letter (please also initial the bottom right corner of each page) to Udemy by no later than [DATE - Estimated, August 15, 2025].

We look forward to you joining the Udemy team!

Yours very truly,

Udemy Canada

Hugo Sarrazin
President and CEO, Udemy, Inc.

I have read, understand, and agree with the foregoing and all of the enclosures.

X
OZZIE GOLDSCHMIED

___________________
Date

EXHIBIT C
CHANGE IN CONTROL & SEVERANCE AGREEMENT

UDEMY, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (this “Agreement”) is made between Udemy, Inc. (the “Company”) and Ozzie Goldschmied (the “Executive”), effective as of the date the Executive commences employment with any member of the Company Group (the “Effective Date”).
This Agreement provides certain protections to the Executive in connection with a change in control of the Company or in connection with the involuntary termination of the Executive’s employment under the circumstances described in this Agreement.

The Company and the Executive agree as follows:

1.Term of Agreement. This Agreement will have an initial term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term and each third (3rd) anniversary thereafter, this Agreement will renew automatically for additional, three (3) year terms (each, an “Additional Term”) unless either party provides the other party with written notice of nonrenewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or Additional Term, as applicable, the term of this Agreement will extend automatically through the date that is twelve (12) months following the date of the Change in Control. If the Executive becomes entitled to the benefits under Section 3 of this Agreement, then the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.Severance Benefits. The Parties intend to comply with all applicable employment-related legislation, which may change from time to time. If there are any obligations that are required under the applicable employment-related legislation that require payments or benefits not described in this Agreement, then the Company will comply with those obligations, but the Executive shall receive no more than what is necessary to achieve such compliance.

(a)Qualifying Non-CIC Termination. On a Qualifying Non-CIC Termination (as defined below), the Executive will be eligible to receive the following payments and benefits from the Company:

(i)Severance. A single, lump sum payment equal to the sum of the following:
(1)    six (6) months of the Executive’s Salary (as defined below), less applicable withholdings, plus
(2)    an amount equal to Executive’s prorated Target Bonus (as defined below), with such prorated Target Bonus to be calculated by multiplying the Executive’s Target Bonus by a fraction, (x) the numerator of which is the number of days during which the Executive was employed with the Company in the calendar year in which such termination occurs, and (y) the denominator of which is three hundred sixty-five (365).

(ii)Benefit Coverage. The Company will pay the premiums for coverage under its extended health plan (the “Company Plan”) for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “Benefits Coverage”), until the earliest of (A) a period of six (6) months from the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under the terms of the Company Plan.

(b)Qualifying CIC Termination. On a Qualifying CIC Termination, the Executive will be eligible to receive the following payments and benefits from the Company:

(i)Severance. A single, lump sum payment equal to twelve (12) months of the Executive’s Salary plus 100% of the Executive’s Target Bonus, less applicable withholdings.

(ii)Benefit Coverage. The Company will provide Benefits Coverage until the earliest of (A) a period of twelve (12) months from the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the

Executive ceases to be eligible for coverage under the terms of the Company Plan.

(iii)Equity Vesting Acceleration. Vesting acceleration (and exercisability, as applicable) as to 100% of the then-unvested shares subject to each of the Executive’s then-outstanding compensatory equity awards issued by the Company. In the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at target.

(c)Termination Other Than a Qualifying Termination. If the termination of the Executive’s employment with the Company Group is not a Qualifying Termination, then the Executive will not be entitled to receive severance or other benefits.
(d)Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Pre-CIC Termination, any severance payments and benefits to be provided to the Executive under Section 3(b) will be reduced by any amounts that already were provided to the Executive under Section 3(a). Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any equity awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.

(e)Death of the Executive. In the event of the Executive’s death before all payments or benefits the Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a single lump sum as soon as possible following the Executive’s death.

(f)Transfer Between Members of the Company Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason.

(g)Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, or in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

3.Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements.

4.    Conditions to Receipt of Severance.

(a)Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive signing and not revoking the Company’s then-standard separation agreement and release of claims (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, an agreement to assist in any litigation matters, and other standard terms and conditions) (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the sixtieth (60th) day following the Executive’s Qualifying Termination (the “Release Deadline”).
If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3.

(b)Payment Timing. Any lump sum severance payment under Section 3(a)(i) or 3(b)(i) will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), subject to any delay required by Section 5(d) below. Any taxable installments of any benefits-related severance benefits that otherwise would have been made to the Executive on or before the Severance Start Date will be paid on the Severance Start Date, and any remaining installments thereafter will be provided as specified in the Agreement. Any restricted stock units, performance shares, performance units, and/or similar full value awards that accelerate vesting under Section 3 will be settled (x) on a date no later than ten (10) days following the date the

Release becomes effective and irrevocable, or (y) if later, in the event of a Qualifying Pre-CIC Termination, on a date no later than the Change in Control.
(c)Return of Company Property. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive returning all documents and other property provided to the Executive by any member of the Company Group (with the exception of a copy of the Company employee handbook and personnel documents specifically relating to the Executive), developed or obtained by the Executive in connection with his or her employment with the Company Group, or otherwise belonging to the Company Group.
(d)Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under Section 3 is subject to the Executive resigning from all officer and director positions with all members of the Company Group and the Executive executing any documents the Company may require in connection with the same.

5Limitation on Payments.

(c)Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Executive will not be reimbursed, indemnified, or held harmless by any member of the Company Group for any of those payments of personal tax liability.

(b)Determination of Excise Tax Liability. Unless the Company and the Executive otherwise agree in writing, the Company will select a professional services firm (the “Firm”) to make all determinations required under this Section 6, which determinations will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 6. The Company will have no liability to the Executive for the determinations of the Firm.

6.     Definitions. The following terms referred to in this Agreement will have the following meanings:

(a)“Board” means the Company’s Board of Directors.
(b)“Cause” means the occurrence of any of the following: (i) the Executive’s willful and continued failure to perform the Executive’s assigned duties or responsibilities as an employee of the Company (other than a failure resulting from the Executive’s Disability) after written notice from the Company describing the basis for the Company’s belief that the Executive has failed to perform such duties or responsibilities, and not remedying such failure within thirty (30) days of the Executive’s receipt of such notice; (ii) the Executive engaging in any act of dishonesty, fraud, or misrepresentation in connection with the Executive’s responsibilities as a Company employee that results in substantial harm to the Company’s reputation or business; (iii) the Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates that results in substantial harm to the Company’s reputation or business; (iv) the Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company; or (v) the Executive being convicted of, or entering a plea of nolo contendere to, a felony.

(c)“Change in Control” means the occurrence of any of the following events:

(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;

(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is to either (i) change the state of the Company’s incorporation or (ii) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d)    “Change in Control Period” means the period beginning three (3) months prior to a Change in Control and ending twelve (12) months following a Change in Control.

(e)    “Company Group” means the Company and any subsidiaries of the Company.

(f)“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code.
(g)“Good Reason” means the termination of the Executive’s employment with the Company Group by the Executive in accordance with the next sentence after the occurrence of one or more of the following events without the Executive’s express written consent:

(i)A material reduction of the Executive’s authority or responsibilities relative to the Executive’s authority or responsibilities in effect immediately prior to such reduction; provided, however, that continued employment following a Change in Control with substantially the same duties, authorities, or responsibilities with respect to the Company’s business and operations as in effect immediately prior to the Change in Control will not constitute “Good Reason” (for example, “Good Reason” does not exist if the Executive is employed by the parent corporation or any entity within a group of controlled corporations including the Company or its assets (the “Parent Group”) with substantially the same duties, authorities, or responsibilities with respect to the Company’s business that the Executive had immediately prior to the Change in Control regardless of whether the Executive’s title is revised to reflect the Executive’s placement within the overall corporate hierarchy of the Parent Group or whether the Executive provides services to a subsidiary, affiliate, business unit, or otherwise);

(ii)A material reduction of the Executive’s base salary or bonus opportunity, except for reductions that are in proportion to any salary/bonus reduction program approved by the Board that affects a majority of the senior executives of the Company; provided, however, that an aggregate reduction of 10% or less will in no instance be deemed material;

(iii)A material change in the geographic location at which the Executive must perform services (for purposes of this Agreement, the Executive’s relocation to a facility or a location less than thirty (30) miles from the Executive’s then- present location will not be considered a material change in geographic location); or

(iv)Any material breach by the Company of any material provision of this Agreement.

In order for the termination of the Executive’s employment with a Company Group member to be for Good Reason, the Executive must not terminate employment without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(h)    “Qualifying Pre-CIC Termination” means a Qualifying CIC Termination that occurs prior to the date of the Change in Control.

(i)    “Qualifying Termination” means a termination of the Executive’s employment either (i) by a Company Group member without Cause (excluding by reason of the Executive’s death or Disability) or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period (a “Qualifying CIC Termination”) or outside of the Change in Control Period (a “Qualifying Non-CIC Termination”).

(j)    “Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.

(k)    “Target Bonus” means the Executive’s annual (or annualized, as applicable) target bonus in effect immediately prior to the Executive’s Qualifying Termination or, if the Executive’s Qualifying Termination occurs during the Change in Control Period and the amount is greater, the Executive’s annual (or annualized, if applicable) target bonus in effect immediately prior to the Change in Control.

7.     Successors. This Agreement will be binding upon and inure to the benefit of

(a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.

8.     Notice.

(a)General. All notices and other communications required or permitted under this Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by email, (iii) twenty-four (24) hours after confirmed facsimile transmission, (iv) one (1) business day after deposit with a recognized overnight courier, or (v) three (3) business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, and (B) if to the Company, at the following address:

Udemy, Inc.
600 Harrison Street, 3rd Floor
San Francisco, CA 94107
Attention: General Counsel

(b)Notice of Termination. Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of the notice).

9.     Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.

10.    Miscellaneous Provisions.

(a)No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source except as specified in Section 3(e).

(b)Waiver; Amendment. No provision of this Agreement will be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes in their entirety all prior representations, understandings, undertakings, or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement.

(e)Governing Law. This Agreement will be governed by the laws of the Province of Ontario. To the extent that any lawsuit is permitted under this Agreement, Employee hereby expressly consents to the personal and exclusive jurisdiction and venue of the Ontario, Canada courts and no other courts, regardless of where Employee’s services are performed.

(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(g)Withholding. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
(h)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

UDEMY, INC.

By:

Name:
Title:
Date:

EXECUTIVE

By:
Name:
Date: